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                            CERTIFICATE OF INCORPORATION

                                         OF

                                SF PROPERTIES, INC.



FIRST:  The name of the corporation is SF Properties, Inc.

SECOND: The address of the initial registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the initial registered agent therein and in charge thereof, upon whom process against the corporation may be served is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000), $.001 par value per share.

FIFTH:  The name and mailing address of the sole incorporator is Christopher
P. Bifone, Gray Cary Ware & Freidenrich, 4365 Executive Drive, Suite 1600, San Diego, California 92121-2189.

SIXTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SEVENTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

EIGHTH: This corporation reserves the right to amend or repeal any of the provisions contained in this Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this corporation are granted subject to this reservation.

NINTH: To the fullest extent permitted by the Delaware General Corporation Law, a director or officer of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

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I, the undersigned, being the sole incorporator hereinbefore named, hereby sign this certificate for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware this 22nd day of September 1997.

                               /s/ Christopher P. Bifone
                               --------------------------------------------
                               Christopher P. Bifone, Sole Incorporator


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